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                                  Exhibit 10.1

  Consulting Agreement dated as of August 25, 1997 between the Corporation and
                Bruce W. Barren and The EMCO/Hanover Group, Inc.


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                           LETTERHEAD OF EMCO HANOVER

August 25, 1997

Diamond Entertainment Corporation
16818 Marquardt Avenue
Cerritos, CA 90703

Attn:  Mr. James Lu,
       President

Dear Mr. Lu:

Following our meeting this morning, the EMCO/Hanover Group, Inc. ("EMCO/Hanover") will begin immediately, in a financial advisory capacity, to assist Diamond Entertainment Corporation ("Diamond" or the Company) in five specific area. These will include: (1) refinancing of the Company's present working of capital facility, currently at C.I.T. Financial; (2) accounts payable restructuring, if appropriate; (3) the disposition of certain real estate holding; (4) investor relations; and (5) potential merger/acquisition candidate(s) (collectively defined as the "Assignment"). The period of this Assignment will be six months.

For compensation, EMCO/Hanover will require a professional fee of $7,500--payable at $2,500 per week per the attached over the ensuing three week period. All out-of-pocket expenses incurred by EMCO/Hanover will be the Company's liability, payable in full at the time of invoice submission. In addition, EMCO/Hanover will receive a two percent cash fee on any refinancing based on actual Funding Commitment (defined as not the dollars drawn down but the actual commitment of funds made available to the Company), payable in full at the time of the actual funding thereto. Further EMCO/Hanover (or its designee) will receive a five percent, non-dilutive equity interest ("Right") in Diamond, to be fully registered under a S-8 registration statement to be filed immediately. Such non-dilutive Right will for a period of six months. In the event that EMCO/Hanover introduces a merger/acquisition candidate and a transaction is subsequently concluded, EMCO/Hanover will also be entitled to five percent (5%), in kind fee, based on the transaction value (defined as all elements of the transactions including earn-outs and incentives) involved.

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Assigned to this project will be only the undersigned, whose professional profile is included under EMCO/Hanover's Website (www.emcohanover.com).


We trust that this outlines that which we discussed.

Cordially,

The EMCO/Hanover Group, Inc.

/s/ Bruce W. Barren

Bruce W. Barren